UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                   Aerospace Creditors Liquidating Trust (ARO)
                                (Name of Issuer)

                          Units of Beneficial Ownership
                         (Title of Class of Securities)

                               CUSIP No. 008017105
                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                            San Francisco, California
                                      94111
                                  (415)421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 29, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).







                               Page 1 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         N/A
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         N/A
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Tinicum Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         N/A
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         New York
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         N/A
---------======================================================================
   5 Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IA, 00
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Partners, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         00
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Enrique H. Boilini
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Argentina
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         David I. Cohen
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         South Africa
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Joseph F. Downes
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Fleur E. Fairman
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only


---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Jason M. Fish
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Andrew B. Fremder
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         William F. Mellin
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Stephen L. Millham
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Meridee A. Moore
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 33 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 008017105
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Thomas F. Steyer
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 33 Pages

      This Amendment No.8 to Schedule 13D amends the Schedule 13D initially filed on December 16, 1993 (collectively, with all amendments thereto, the "Schedule 13D").
Item 3. Source and Amount of Funds and Other Consideration.

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) is $5,959 for the 5,900 Units acquired by FCP since the filing of the prior Schedule 13D and $5,050 for the 5,000 Units acquired by FCIP since the filing of the prior Schedule 13D.

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, from working capital and (ii) with respect to FCP, from working capital and/or from borrowings pursuant to a margin account maintained by FCP at Goldman Sachs & Co. FCP holds certain securities in its margin account at Goldman Sachs & Co., and the account may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5. Interest in Securities of the Issuer.

      Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

A. Farallon Capital Partners, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference.The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith is calculated based upon the 3,298,284 Units outstanding as of October 30, 1997 as reported by the Company in its Form 10Q for the period ended September 30, 1997.

     (c) The trade dates, number of Units disposed of and the price per Unit for all transactions in the Units in the past 60 days are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions reflect the cancellation of all Units effective December 29, 1997.

                              Page 19 of 33 Pages

     (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

B. Farallon Capital Institutional Partners, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

     (c) The trade dates, number of Units disposed of and the price per Unit for all transactions in the Units in the past 60 days are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions reflect the cancellation of all Units effective December 29, 1997.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

C. Farallon Capital Institutional Partners II, L.P.

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  FCIP  II  is  incorporated   herein  by
               reference.

     (c) The trade dates, number of Units disposed of and the price per Unit for all transactions in the Units in the past 60 days are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions reflect the cancellation of all Units effective December 29, 1997.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

                              Page 20 of 33 Pages

D. Farallon Capital Institutional Partners III, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

     (c) The trade dates, number of Units disposed of and the price per Unit for all transactions in the Units in the past 60 days are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions reflect the cancellation of all Units effective December 29, 1997.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

E. Tinicum Partners, L.P.

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Tinicum  is   incorporated   herein  by
               reference.

     (c) The trade dates, number of Units disposed of and the price per Unit for all transactions in the Units in the past 60 days are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions reflect the cancellation of all Units effective December 29, 1997.

     (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

F. Farallon Capital Management, L.L.C.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

     (c) The trade dates, number of Units disposed of and the price per Unit for all transactions in the Units in the past 60 days are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions reflect the cancellation of all Units effective December 29, 1997.

                              Page 21 of 33 Pages

     (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Account. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham and Moore are managing members of FCMLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

G. Farallon Partners, L.L.C.

     (a), (b) The information set forth in rows 7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

H. Enrique H. Boilini

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Boilini  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Account. Boilini is a managing member of FCMLLC and FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

I. David I. Cohen

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

                              Page 22 of 33 Pages

     (c)  None.


     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Account. Cohen is a managing member of FCMLLC and FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

J. Joseph F. Downes

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Account. Downes is a managing member of FCMLLC and FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

K. Fleur E. Fairman

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Fairman  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. Fairman is a managing member of FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

L. Jason M. Fish

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

                              Page 23 of 33 Pages

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Account. Fish is a managing member of FCMLLC and FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

M. Andrew B. Fremder

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Fremder  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Account. Fremder is a managing member of FCMLLC and FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

N. William F. Mellin

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Account. Mellin is a managing member of FCMLLC and FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

O. Stephen L. Millham

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Millham  is   incorporated   herein  by
               reference.

                              Page 24 of 33 Pages

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Account. Millham is a managing member of FCMLLC and FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

P. Meridee A. Moore

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Account. Moore is a managing member of FCMLLC and FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

Q. Thomas F. Steyer

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Account. Steyer is the senior managing member of FCMLLC and FPLLC.

     (e) As of December 29, 1997, the Reporting Person is not the beneficial owner of any Units.

     The Units reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Account are owned directly by the Managed Account. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such

                              Page 25 of 33 Pages

Units. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Units owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Units owned by the Managed Account. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Units.

                              Page 26 of 33 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 9, 1998


                           /s/ Thomas F. Steyer
                           FARALLON PARTNERS, L.L.C.,
                           on its own behalf and as General Partner of
                           FARALLON CAPITAL PARTNERS, L.P.,
                           FARALLON CAPITAL INSTITUTIONAL
                           PARTNERS, L.P., FARALLON CAPITAL
                           INSTITUTIONAL PARTNERS II, L.P.,
                           FARALLON CAPITAL INSTITUTIONAL
                           PARTNERS III, L.P. and TINICUM PARTNERS,
                           L.P.
                           by Thomas F. Steyer,
                           Senior Managing Member



                           /s/ Thomas F. Steyer
                           FARALLON CAPITAL MANAGEMENT, L.L.C.
                           By Thomas F. Steyer,
                           Senior Managing Member



                           /s/ Thomas F. Steyer
                           Thomas F. Steyer, individually and as
                           attorney-in-fact for each of Enrique H.
                           Boilini, David I. Cohen, Joseph F. Downes,
                           Fleur E. Fairman, Jason M. Fish, Andrew B.
                           Fremder, William F. Mellin, Stephen L.
                           Millham, and Meridee A. Moore.


      The Powers of Attorney each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf was filed with Amendment No. 1 to the
Schedule 13D filed with the SEC on September 26, 1997 by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited are hereby incorporated by reference.

                              Page 27 of 33 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                 NO. OF UNITS              PRICE
       TRADE DATE                 CANCELLED(1)            PER UNIT
                                                  (including commission)

       12/29/97                     541,483                 N/A

--------
1 All of such transactions reflect the cancellation of all Units effective December 29, 1997. Each holder of Units received a cash distribution on December 29, 1997 of $1.11 per Unit.

                              Page 28 of 33 Pages

                                   SCHEDULE B
                FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                 NO. OF UNITS              PRICE
       TRADE DATE                 CANCELLED(2)            PER UNIT
                                                  (including commission)

       12/29/97                     543,532                 N/A

--------
2 All of such transactions reflect the cancellation of all Units effective December 29, 1997. Each holder of Units received a cash distribution on December 29, 1997 of $1.11 per Unit.

                              Page 29 of 33 Pages

                                   SCHEDULE C
               FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

                                 NO. OF UNITS              PRICE
       TRADE DATE                 CANCELLED(3)           PER UNIT
                                                  (including commission)

       12/29/97                     205,135                 N/A

--------
3 All of such transactions reflect the cancellation of all Units effective December 29, 1997. Each holder of Units received a cash distribution on December 29, 1997 of $1.11 per Unit.

                              Page 30 of 33 Pages

                                   SCHEDULE D

              FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

                                 NO. OF UNITS              PRICE
        TRADE DATE                CANCELLED(4)           PER UNIT
                                                  (including commission)

       12/29/97                     43,100                  N/A

--------
4 All of such transactions reflect the cancellation of all Units effective December 29, 1997. Each holder of Units received a cash distribution on December 29, 1997 of $1.11 per Unit.

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.

                                 NO. OF UNITS              PRICE
       TRADE DATE                 CANCELLED(5)           PER UNIT
                                                  (including commission)

       12/29/97                     79,090                  N/A

--------
5 All of such transactions reflect the cancellation of all Units effective December 29, 1997. Each holder of Units received a cash distribution on December 29, 1997 of $1.11 per Unit.

                              Page 32 of 33 Pages

                                   SCHEDULE F
                       FARALLON CAPITAL MANAGEMENT, L.L.C.

                                 NO. OF UNITS              PRICE
       TRADE DATE                 CANCELLED(6)           PER UNIT
                                                  (including commission)

       12/29/97                     91,601                  N/A
--------
6 All of such transactions reflect the cancellation of all Units effective December 29, 1997. Each holder of Units received a cash distribution on December 29, 1997 of $1.11 per Unit.

                              Page 33 of 33 Pages